Exhibit 99.1

For Immediate Release

NEWS RELEASE

Loews Corporation Adds GIC as Partner in its Packaging Subsidiary

GIC to acquire 47% stake in Altium Packaging valuing the company at US$2 billion

March 12, 2021 – New York, N.Y. – Loews Corporation (NYSE:  L) announced today that it has entered into a definitive agreement to sell 47% of Altium Packaging, a leading rigid plastic packaging and recycled resin company, to GIC, Singapore’s sovereign wealth fund. The transaction is expected to close in the next 30 days.

“We are pleased to welcome GIC as a shareholder of Altium Packaging. GIC is a well-established, long-term investor with a track record of success. Having Loews and GIC – two world-class institutions – as our partners will be invaluable as we continue to pursue our growth strategy and seek accretive acquisitions that add further scale and end-market diversification,” said Sean Fallmann, President & CEO of Altium Packaging.

The company serves a diverse network of market segments and is a leader in sustainable plastic packaging solutions. In addition, Altium’s Envision Plastics recycled resin business is a top supplier of recycled high-density polyethylene in North America. Altium’s Dura-Lite® bottles are designed to use 10-25% less plastic than comparable traditional designs and are being created to serve the food, household chemical and industrial end-markets.

The closing of the transaction is subject to customary closing conditions. This press release contains forward-looking statements relating to expectations, plans or prospects for Loews Corporation and its subsidiary, Altium Packaging, including with respect to Loews Corporation’s expectation that the sale of a 47% interest in Altium will be consummated. These statements are based upon the current plans, expectations and beliefs of management of Loews Corporation and are subject to many risks and uncertainties that could cause actual results to differ materially from the current plans or expectations described in the forward-looking statements. Many of these risks and uncertainties are beyond the control of Loews Corporation.

About Altium Packaging

Altium Packaging is a leading customer-centric packaging solutions provider and manufacturer in North America. Altium specializes in customized mid- and short-run packaging solutions, serving a diverse customer base in the pharmaceutical, dairy, household chemicals, food/nutraceuticals, industrial/specialty chemicals, water, and beverage/juice segments. Altium also operates a leading post-consumer resin recycling business, Envision Plastics. With 64 packaging manufacturing facilities in the U.S. and Canada, two recycled resin manufacturing facilities, and about 4,000 employees, Altium has an integrated network that consistently delivers reliable and cost-effective packaging and recycled resin solutions to meet the needs of a wide range of customers. From its state-of-the art Studio PKG®, to the recycling technologies of Envision Plastics, to its experienced manufacturing teams across its network, Altium delivers high performance solutions to meet even the most challenging applications. Learn more at www.altiumpkg.com.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information, please visit www.loews.com.

About GIC

GIC is a leading global investment firm established in 1981 to manage Singapore’s foreign reserves. A disciplined long-term value investor, GIC is uniquely positioned for investments across a wide range of asset classes, including equities, fixed income, private equity, real estate and infrastructure. GIC invests through funds and directly in companies, partnering with its fund managers and management teams to help world-class businesses achieve their objectives. GIC has investments in over 40 countries around the world. Headquartered in Singapore, GIC employs over 1,700 people across 10 offices in key financial cities worldwide. For more information about GIC, please visit www.gic.com.sg.

Loews Corporation Contact:
Mary Skafidas
212-521-2788
mskafidas@loews.com

Altium Packaging Contact:
Brian Hankin
678-742-4600
Brian.Hankin@altiumpkg.com

GIC Contact:
Katy Conrad
212-856-2407
katyconrad@gic.com.sg